SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                 )

Filed by the Registrant  |_|
Filed by a Party other than the Registrant  |X|

Check the appropriate box:
|_|  Preliminary Proxy Statement        |_|      Confidential, For Use
                                                 of the Commission Only
                                                 (as permitted by
                                                 Rule 14a-6(e) (2))

|_|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|X|  Soliciting Material Pursuant to Rule 14a-11 (c) or Rule 14a-12

THE SALOMON BROTHERS FUND INC.
------------------------------------------------------------------------
(Name of Registrant as Specified in Its Charter)

Elliott Associates, L.P. and Elliott International, L.P.
------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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          and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

     (4)  Proposed  maximum aggregate value of transaction:

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     (5)  Total fee paid:

     |_|  Fee paid previously with preliminary materials:


     |_| Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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                    [LETTERHEAD OF ELLIOTT ASSOCIATES, L.P.]

For More Information Contact:
Scott Tagliarino
(212) 506-2999
(917) 922-2364 (cell)

                ELLIOTT FILES PRELIMINARY PROXY MATERIALS URGING
              SALOMON BROTHERS FUND STOCKHOLDERS TO VOTE "AGAINST"
                            NEW MANAGEMENT AGREEMENT

 Largest Stockholder Says SBF Has Failed to Address Substantial Discount to Net Asset Value Which Represents Approximately $200 Million in Aggregate "Trapped
                               Value" since 2002

NEW YORK (September 1, 2005) - Elliott Associates, L.P. and Elliott International, L.P. (collectively "Elliott"), who together are reportedly the largest stockholder of The Salomon Brothers Fund Inc.(NYSE: SBF), today filed preliminary proxy materials with the Securities and Exchange Commission in opposition to proxy materials filed by SBF. Elliott is urging SBF stockholders to vote AGAINST a proposed New Management Agreement, scheduled for a vote at a Special Stockholders' Meeting on October 21, 2005. The requested vote is a step in the pending transaction between Citigroup, Inc.(NYSE:C) and Legg Mason, Inc.(NYSE:LM), which contemplates a transfer of the SBF management agreement from Citigroup to Legg Mason.

Elliott is the beneficial owner of 5.88 million shares of SBF, representing in the aggregate approximately 6% of the Fund's total shares outstanding, and has owned SBF shares since 2002.

In its preliminary proxy materials, Elliott said, "We are deeply concerned by the fund's low share price; and we are deeply concerned about the Fund's meaningful discount to NAV (Net Asset Value). The historical average 14% discount to NAV measured from the beginning of 2002 and ending August 31, 2005 implies approximately $200 million in aggregate value trapped in the fund, which is roughly $2.00 per share."

Elliott, in its proxy materials, said, "...the narrowing of the discount to NAV since the announcement of the Transaction is not a sign of confidence in the Board's plan for SBF. Rather, we believe it is driven by anticipation of stockholder activism and by a recognition that it will be very difficult for the Fund to obtain stockholder approval for the New Management Agreement, thus giving stockholders rare leverage to force the Board to take concrete steps to eliminate the discount to NAV. In short, we believe that the narrowing of the discount is a sign that stockholders have a glimmer of hope that the Fund's trapped value may finally be returned to them. We fear that this temporary narrowing will disappear and double-digit discounts to NAV will return if the Board obtains approval of the New Management Agreement before eliminating the discount."

                                     -more-

"These are unique circumstances," Elliott said in its proxy materials. "...Because management needs the votes to obtain the Required Consent to approve the New Management Agreement, this Special Meeting may be an unusual opportunity to deny the Board the results it wants until it takes action to enhance the value of your investment by eliminating or nearly eliminating the discount to NAV. Rejecting the New Management Agreement would also tell the investment community that SBF's stockholders are demanding its management be serious about eliminating or nearly eliminating the discount to NAV and increasing stockholder value - your value."

"We, the Concerned Stockholders, are not advocating any particular course of action to eliminate or nearly eliminate the Fund's discount to NAV. But we believe that your Board and management should act, and we do recognize that other closed-end funds have successfully pursued a variety of strategies to address their discounts," according to the Elliott funds.

On August 26, 2005, in a letter to the SBF Board of Directors, Mark Levine, a portfolio manager at Elliott who manages the SBF position, said his firm would oppose approval of the New Management Agreement and "actively consider all of our options, including among other things, soliciting proxies from other stockholders."

Elliott has retained Innisfree M&A Incorporated to assist it in connection with the solicitation of proxies in opposition to SBF's Board of Directors and "Against" the New Management Agreement at the October stockholders' meeting. The preliminary proxy materials and other relevant documents are available free at www.sec.gov, and copies also are available by contacting Innisfree M&A Incorporated at (888) 750-5834 (toll free).

About Elliott  Associates,  L.P.

Elliott Associates, L.P. and its sister fund, Elliott International, L.P. have more than $5.2 billion of capital under management as of July 2005. Founded in 1977, Elliott Associates is one of the oldest funds of its kind under continuous management.

PLEASE READ THE PROXY STATEMENT OF ELLIOTT ASSOCIATES, L.P. AND ELLIOTT INTERNATIONAL, L.P. WHEN IT BECOMES AVAILABLE, BECAUSE IT CONTAINS IMPORTANT INFORMATION INCLUDING INFORMATION ABOUT INDIVIDUALS DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES OF THE SALOMON BROTHERS FUND INC. STOCKHOLDERS. YOU MAY OBTAIN THIS PROXY STATEMENT, OR ANY OTHER RELEVANT DOCUMENTS, FOR FREE AT WWW.SEC.GOV. YOU MAY ALSO OBTAIN THIS PROXY STATEMENT, OR ANY OTHER INFORMATION RELEVANT TO THE SOLICITATION OF PROXIES BY ELLIOTT ASSOCIATES AND ELLIOTT INTERNATIONAL, BY CONTACTING INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, NEW YORK, NEW YORK 10022 TOLL FREE AT (888) 750-5834. PRESENTLY, A PRELIMINARY FORM OF THIS PROXY STATEMENT IS PUBLICLY AVAILABLE.

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